EXHIBIT 17(a)

MUNIHOLDINGS INSURED FUND II, INC. MUNIHOLDINGS INSURED FUND III, INC. MUNIHOLDINGS INSURED FUND IV, INC.

Dear Stockholder:

You are being asked to consider a transaction involving the funds listed above. The transaction is a reorganization of similar funds in which one fund will acquire the other two funds. The following chart outlines the reorganization structure.

Surviving Fund	Acquired Funds
MuniHoldings Insured Fund II, Inc.	MuniHoldings Insured Fund III, Inc.
.	MuniHoldings Insured Fund IV, Inc.

On June 27, 2000, each Fund will hold a Special Meeting of Stockholders to consider the Reorganization. The Reorganization must be approved by the stockholders of each Fund. A joint proxy statement and prospectus which provides information about the proposed Reorganization and about each Fund is enclosed along with a Question and Answer sheet that addresses frequently asked questions.

You are being asked to approve the Agreement and Plan of Reorganization among the Funds pursuant to which MuniHoldings Insured Fund II, Inc. will acquire substantially all of the assets and assume substantially all of the liabilities of each of the Acquired Funds in exchange for newly issued shares of Common Stock and Auction Market Preferred Stock of MuniHoldings Insured Fund II, Inc. The Acquired Funds will distribute these shares to their respective stockholders so that holders of Common Stock in an Acquired Fund will receive Common Stock in MuniHoldings Insured Fund II, Inc. and holders of Auction Market Preferred Stock in an Acquired Fund will receive Auction Market Preferred Stock in MuniHoldings Insured Fund II, Inc. as described in the joint proxy statement and prospectus.

The Board of Directors of each Fund has reviewed the proposed Reorganization and recommends that you vote FOR the proposed Reorganization after carefully reviewing the enclosed materials.

     Your vote is important. Please take a moment now to sign and return your proxy card in the enclosed postage paid return envelope. You may vote by telephone by calling 1-800-553-1752 and entering the
12-digit control number located on your proxy card. You may also vote on the Internet by visiting www.proxyvote.com and entering the 12 digit control number located on your proxy card. If we do not hear from you after a reasonable amount of time, you may receive a telephone call from our proxy solicitor, Shareholder Communications Corporation, reminding you to vote your shares.

Sincerely,

Bradley J. Lucido Secretary of MuniHoldings Insured Fund II, Inc. and MuniHoldings Insured Fund III, Inc.

William E. Zitelli, Jr. Secretary of MuniHoldings Insured Fund IV, Inc.

Enclosure